Mail Stop 4561
      June 20, 2006

John A. Stewart, Jr.
Chief Financial Officer
First Community Bank Corporation of America
9001 Belcher Road
Pinellas Park, Florida 33782

      Re:	First Community Bank Corporation of America
		Form 10-K for Fiscal Year Ended December 31, 2005
		Form 10-K/A for Fiscal Year Ended December 31, 2005 Form 10-Q for Fiscal Quarter Ended March 31, 2006
File No. 000-50357


Dear Mr. Stewart:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

   								Sincerely,



      Joyce A. Sweeney
      Accounting Branch Chief

John A. Stewart, Jr.
First Community Bank Corporation of America
May 23, 2006
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